Exhibit 99.2

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                             DESERT SPRINGS MARRIOTT
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                               LIMITED PARTNERSHIP

                            1998 Second Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the 1998 Second Quarter Report for Desert Springs Marriott Limited Partnership. A discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. As always, we encourage you to read this report in its entirety. If you have any questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Partnership Cash Distributions

As you are aware, the Partnership made a distribution in May 1998 in the amount of $2,500 per limited partner unit. This amount represents funds from 1997 operations. The 1998 third quarter update, to be mailed in November, will inform you of our expectations for any distributions that can be made from 1998 operations. It is too early in the operating year to make such a determination at this time. Pursuant to the terms of the new financing agreement, any distribution from 1998 operations will be made at approximately the same time in 1999 that it was distributed this year.

Host Marriott Corporation's Conversion to a Real Estate Investment Trust

As previously reported, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced on April 17, 1998, that its Board of Directors authorized Host Marriott to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership"), and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Desert Springs Marriott Limited Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the Operating Partnership in exchange for their current limited partnership interests. The Operating Partnership units would be redeemable by the limited partner for freely traded Host Marriott shares (or the cash equivalent thereof) at any time after one year from the closing of the merger. In connection with the REIT conversion, the Operating Partnership filed a Registration Statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission on June 2, 1998. Limited partners will be able to vote on the Partnership's participation in the merger later this year through a consent solicitation.

In order to assist you with your financial planning, we are providing you with the preliminary valuation information on your Partnership units as disclosed in the Form S-4. The estimated exchange value is $40,880 per Partnership unit (the "Estimated Exchange Value"). The Estimated Exchange Value is subject to adjustment to reflect various closing and other adjustments and the final valuation information will be set forth in the final Form S-4 you will receive later this year through a consent solicitation. The Estimated Exchange Value is being provided to you at this time for information purposes only. We have not attempted to provide you with all of the detail relating to the methodologies, variables, assumptions and estimates used in determining the Estimated Exchange Value. The final valuation likely will differ from the Estimated Exchange Value set forth above and such difference may be material. The consent solicitation that will be mailed to you to solicit your approval of a merger of the Partnership will contain the final valuation for a Partnership unit as well as a discussion of the methodologies, variables, assumptions and estimates used.

The solicitation period is expected to commence in late September 1998, and the merger, if approved, would close by the end of the year (although there is no assurance that this will be the case). Please notify the General Partner in writing of any address changes in order to facilitate the prompt delivery of the consent solicitation documents to you.

Secondary Market Activity

There has been an increase in the number of third party solicitations for this Partnership's limited partner units. We are not in a position to advise you as to whether you should accept such offers. However, in addition to reviewing the information provided in this report, we encourage you to consult with your financial and tax advisors when deciding if you should sell your Partnership units. Due to the allocation of tax losses and income to you over the life of the Partnership as well as any cash distributions paid to you, your tax basis in this investment may be significantly lower than your original investment amount. Therefore, there may be negative tax effects resulting from the sale of these units that may impact your decision to sell. Once you have begun the sale process we will do whatever is in our power to facilitate the transfer of your units. Please note, the General Partner does not charge a fee in connection with the transfer of Partnership units. If you wish to effect a transfer, please contact our transfer agent, Trust Company of America/Gemisys at 1-800-797-6812 for the necessary documents.